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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Registration Statement on Form S-4 of LIN Holdings Corp. and LIN Television Corporation of our reports dated February 8, 2001, except as to Note 16 which is as of March 26, 2001, relating to the financial statements and financial statement schedules of LIN Holdings Corp. and LIN Television Corporation, and our reports dated February 17, 1999, relating to the financial statements and financial statement schedule of LIN Television Corporation, all of which appear in such Registration Statement. We also consent to the reference to us under the headings "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 9, 2001